Exhibit 3.1

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A NEVADA CORPORATION UNDER THE NAME OF “LQR HOUSE INC.” TO A DELAWARE CORPORATION, FILED IN THIS OFFICE ON THE SECOND DAY OF MARCH, A.D. 2026, AT 4:12 O’CLOCK P.M.

10530384 8100F	/s/ Charuni Patibanda-Sanchez
SR# 20260978975	Charuni Patibanda-Sanchez, Secretary of State
You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 203256792 Date: 03-04-26

State of Delaware Secretary of State Division of Corporations Delivered 04:12 PM 03/02/2026 FILED 04:12 PM 03/02/2026 SR 20260978975 - File Number 10530384

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION TO A

DELAWARE CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

Dated: March 2, 2026

1.	The jurisdiction where the non-Delaware corporation was first formed is Delaware.

2.	The date the non-Delaware corporation was first formed is January 11, 2021.

3.	The jurisdiction immediately prior to filing this Certificate is Nevada.

4.	The name of the non-Delaware corporation immediately prior to filing this Certificate is LQR House Inc.

5.	The name of the corporation as set forth in the Certificate of Incorporation is LQR House Inc.

6.	This Certificate of Conversion shall be effective at the time of filing.

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IN WITNESS WHEREOF, the undersigned authorized person has caused this Certificate of Conversion to be executed as of the date first set forth above.

By:	/s/ Sean Dollinger
Name:	Sean Dollinger
Title:	Chief Executive Officer